As filed with the Securities and Exchange Commission on May 20, 2011

Registration No. 333-

United states SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Capital City Bank Group, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Florida	59-2273542
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

217 North Monroe Street

Tallahassee, FL 32301

(Address of Principal Executive Offices) (Zip Code)

2011 Associate Inventive Plan

2011 Associate Stock Purchase Plan

2011 Director Stock Purchase Plan

(Full Title of Plans)

J. Kimbrough Davis Chief Financial Officer 217 North Monroe Street Tallahassee, FL 32301 (850) 402-7820	Copies to: Gregory K. Bader, Esq. David C. Scileppi, Esq. Gunster, Yoakley & Stewart, P.A. 450 East Las Olas Blvd., Suite 1400 Fort Lauderdale, FL 33301 (954) 713-6433

(Name, Address and Telephone Number, including Area Code, of Agent for Service)

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer”, “accelerated filer”, and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

☐ Large accelerated filer	☒ Accelerated filer

☐ Non-accelerated filer (Do not check if a smaller reporting company)	☐ Smaller reporting company
CALCULATION OF REGISTRATION FEE
Title of Each Class of Securities to be Registered (1)	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee
Common Stock, $0.01 par value per share	150,000(3)	$10.60	$1,590,000	$185
Common Stock, $0.01 par value per share	593,750(3)	$10.60	$6,293,750	$731
Common Stock, $0.01 par value per share	875,000(3)	$10.60	$9,275,000	$1,077
Total Registration Fee				$1,993

(1)

This Registration Statement relates to the following three benefit plans (the “Plans”): 150,000 shares of Common Stock, $0.01 par value per share (“Common Stock”), of the Registrant that may be issued under the 2011 Director Stock Purchase Plan; 593,750 shares of Common Stock that may be issued under the 2011 Associate Stock Purchase Plan; and 875,000 shares of Common Stock that may be issued under the 2011 Associate Incentive Plan.

(2)

The Proposed Maximum Offering Price Per Share was established solely for purposes of calculating the registration fee in accordance with Rules 457(c) and 457(h) of the Securities Act of 1933, as amended (“Securities Act”) based on the average high and low price of the Registrant’s Common Stock on May 19, 2011, as reported by the NASDAQ Stock Market.

(3)

Pursuant to Rule 416(c) under the Securities Act, this Registration Statement includes an indeterminate number of shares of the Registrant’s Common Stock that may be issuable as a result of adjustments for stock splits, stock dividends, and similar transactions.

INTRODUCTION

This Registration Statement on Form S-8 is filed by Capital City Bank Group, Inc., a Florida corporation (the “Registrant” or the “Company”), relating to the shares of the Company’s Common Stock to be offered pursuant to the Plans.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in Part I will be sent or given to the participants in the Plans as specified by Rule 428(b)(1) of the Securities Act. In accordance with the instructions in Part I of Form S-8, such documents will not be filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act. These documents and the documents incorporated by reference pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute the prospectus as required by Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed by the Company with the Commission are incorporated herein by reference:

(a) the Company’s latest annual report on Form 10-K filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (“Exchange Act”) or latest prospectus filed pursuant to Rule 424(b) under the Securities Act that contains audited financial statements for the Company’s latest fiscal year for which such statements have been filed;

(b) all other reports filed by the Company pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the Company’s latest annual report or prospectus referred to in (a) above; and

(c) the description of the Company’s Common Stock set forth under the heading “Description of Capital City Capital Stock”, included in the Company’s Registration Statement on Form S-4, filed with the Commission on January 9, 2001 (Registration No. 333-53398).

All documents filed by the Company pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act (other than Regulation FD disclosure furnished under either Item 2.02 or Item 7.01 of Form 8-K, including any exhibits relating to information furnished under either Item 2.02 or Item 7.01), prior to the filing of a post-effective amendment which indicates that all the securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated herein by reference and to be a part hereof from the date of filing such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference in this Registration Statement shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in this Registration Statement or in any other subsequently filed document that also is or is deemed to be incorporated by reference in this Registration Statement modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

The Florida Business Corporation Act authorizes a company to indemnify its directors and officers in certain instances against certain liabilities that they may incur by virtue of their relationship with the company. A company may indemnify any director, officer, employee or agent against judgments, fines, penalties, amounts paid in settlement, and expenses incurred in any pending, threatened or completed civil, criminal, administrative, or investigative proceeding (except an action by the company) against him or her in his capacity as a director, officer, employee, or agent of the company, or another company if serving in such capacity at the company’s request if he or she (i) acted in good faith; (ii) acted in a manner which he or she reasonably believed to be in or not opposed to the best interests of the company; and (iii) with respect to a criminal action, had no reasonable cause to believe his conduct was unlawful. Furthermore, a company may indemnify any director, officer, agent or employee against expenses incurred in defense or settlement of any proceeding brought by the company against him or her in his capacity as a director, officer, employee or agent of the company, or another company if serving in such capacity at the company’s request, if he or she: (i) acted in good faith; (ii) acted in a manner which he or she reasonably believed to be in or not opposed to the best interests of the company; and (iii) is not adjudged to be liable to the company (unless the court finds that he or she is nevertheless reasonably entitled to indemnity for expenses which the court deems proper). A company must repay the expenses of any director, officer, employee or agent who is successful on the merits of an action against him or her in his capacity as such.

A Florida company is authorized to make any other or further indemnification or advancement of expenses of any of its directors, officers, employees, or agents, except for acts or omissions which constitute (i) a violation of the criminal law (unless the individual had reasonable cause to believe it was lawful); (ii) a transaction in which the individual derived an improper personal benefit; (iii) in the case of a director, a circumstance under which certain liability provisions of the Florida Business Corporation Act are applicable (related to payment of dividends or other distributions or repurchases of shares in violation of such Act); or (iv) willful misconduct or a conscious disregard for the best interest of the company in a proceeding by the company, or a company shareholder. A Florida company also is authorized to purchase and maintain liability insurance for its directors, officers, employees and agents.

Under the Company’s Bylaws, the Company may indemnify its directors and officers to the fullest extent permitted by applicable law. At present, the Company maintains directors’ and officers’ liability insurance covering its directors and officers against expenses and liabilities arising from certain actions to which they may become subject by reason of having served in such role. Such insurance is subject to the coverage amounts, exceptions, deductibles, and other conditions set forth in the policy.

Federal banking law, which is applicable to the Company as a bank holding company and to the Company’s banking subsidiaries as insured depository institutions, limits the Company’s and its banking subsidiaries’ ability to indemnify their directors and officers. Neither the Company nor its banking subsidiaries may make, or agree to make, indemnification payments to an institution-affiliated party such as an officer or director in connection with any administrative or civil action instituted by a federal banking agency if as a result of the banking agency action the indemnitee is assessed a civil money penalty, is removed from office or prohibited from participating in the conduct of the Company or its banking subsidiaries’ affairs, or is subject to a cease and desist order. Prior to the resolution of any action instituted by the applicable banking agency, the Company or its banking subsidiaries, as applicable, may indemnify officers and directors only if the respective board of directors, as the case may be, (i) determines that the indemnified person acted in good faith, (ii) determines after investigation that making indemnification payments would not affect the Company’s safety and soundness or the safety and soundness of its banking subsidiaries, as the case may be, and (iii) if the indemnified party agrees in writing to reimburse the Company or its banking subsidiaries, as the case may be, for any indemnity payments which turn out to be impermissible.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to the Company’s directors, officers or controlling persons pursuant to the provisions described above, or otherwise, the Company has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Item 7. Exemption From Registration Claimed.

Not applicable.

Item 8. Exhibits.

The following exhibits are filed with or incorporated by reference into this Registration Statement pursuant to Item 601 of Regulation S-K:

4.1	Capital City Bank Group, Inc. 2011 Director Stock Purchase Plan - incorporated herein by reference to Exhibit 4.1 of the Registrant’s Current Report on Form 8-K (filed 4/27/11) (No. 0-13358).

4.2	Capital City Bank Group, Inc. 2011 Associate Stock Purchase Plan - incorporated herein by reference to Exhibit 4.1 of the Registrant’s Current Report on Form 8-K (filed 4/27/11) (No. 0-13358).

4.3	Capital City Bank Group, Inc. 2011 Associate Incentive Plan - incorporated herein by reference to Exhibit 4.1 of the Registrant’s Current Report on Form 8-K (filed 4/27/11) (No. 0-13358).

5.1	Opinion of Gunster, Yoakley & Stewart, P.A.+

23.1	Consent of Ernst & Young LLP+

23.2	Consent of Gunster, Yoakley & Stewart, P.A. (contained in Exhibit 5.1)+

+	Filed herewith.

Item 9. Undertakings.

(a) The undersigned Registrant hereby undertakes:

1. To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii), above, do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with and furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

2. That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Tallahassee, Florida, on May 18, 2011.

CAPITAL CITY BANK GROUP, INC.

By:	/s/ J. Kimbrough Davis

J. Kimbrough Davis
Executive Vice President and Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date
/s/ William G. Smith, Jr. William G. Smith, Jr.	Chairman and Chief Executive Officer and Director (Principal Executive Officer)	May 18, 2011
/s/ J. Kimbrough Davis J. Kimbrough Davis	Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	May 18, 2011
/s/ DuBose Ausley DuBose Ausley	Director	May 18, 2011
/s/ Thomas A. Barron Thomas A. Barron	Director	May 18, 2011
/s/ Frederick Carroll, III Frederick Carroll, III	Director	May 18, 2011
/s/ Cader B. Cox, III Cader B. Cox, III	Director	May 18, 2011
/s/ J. Everitt Drew J. Everitt Drew	Director	May 18, 2011
/s/ John K. Humphress John K. Humphress	Director	May 18, 2011
/s/ Lina S. Knox Lina S. Knox	Director	May 18, 2011
/s/ Henry Lewis III Henry Lewis III	Director	May 18, 2011

INDEX TO EXHIBITS

4.1	Capital City Bank Group, Inc. 2011 Director Stock Purchase Plan - incorporated herein by reference to Exhibit 4.1 of the Registrant’s Current Report on Form 8-K (filed 4/27/11) (No. 0-13358).

4.2	Capital City Bank Group, Inc. 2011 Associate Stock Purchase Plan - incorporated herein by reference to Exhibit 4.1 of the Registrant’s Current Report on Form 8-K (filed 4/27/11) (No. 0-13358).

4.3	Capital City Bank Group, Inc. 2011 Associate Incentive Plan - incorporated herein by reference to Exhibit 4.1 of the Registrant’s Current Report on Form 8-K (filed 4/27/11) (No. 0-13358).

5.1	Opinion of Gunster, Yoakley & Stewart, P.A.+

23.1	Consent of Ernst & Young LLP+

23.2	Consent of Gunster, Yoakley & Stewart, P.A. (contained in Exhibit 5.1)+

+	Filed herewith.